Exhibit 99.1
Hercules Offshore Announces Second Quarter 2010 Results
HOUSTON, August 3, 2010 — Hercules Offshore, Inc. (Nasdaq: HERO) today reported a loss from continuing operations of $19.0 million, or $0.17 per diluted share, on revenues of $165.9 million for the second quarter 2010, compared with a loss from continuing operations of $7.6 million, or $0.09 per diluted share, on revenues of $183.7 million for the second quarter 2009, excluding the effects of non-recurring items.
The second quarter 2009 results include a non-cash charge of $26.9 million to reflect the impairment of the Hercules 110, which was subsequently sold in the third quarter 2009, and a $13.7 million gain on the retirement of $65.8 million aggregate principal amount of our 3.375% Convertible Senior Notes, net of the related write-off of unamortized issuance cost. On an after-tax basis, these adjustments approximated $4.2 million, or $0.04 per diluted share. When including the effect of non-recurring items, the Company reported a loss from continuing operations of $11.8 million, or $0.13 per diluted share for the second quarter 2009.
John T. Rynd, Chief Executive Officer and President of Hercules Offshore stated, “The uncertainties surrounding the drilling permit approval process had only modest impact to our Domestic Offshore segment’s second quarter financial results. We continue to benefit from the stable cash flow generated by our International Offshore segment during the quarter, and performance at our Domestic Liftboat and Delta Towing segments were positively impacted by the incremental demand related to spill remediation activities in the Gulf of Mexico.”
“Looking ahead, a continuation of the slowdown in issuance of new drilling permits by the Bureau of Ocean Energy Management, Regulation, and Enforcement (“BOEMRE”) will affect our third quarter results, as many of our jackup rigs in the Gulf of Mexico have already completed, or are scheduled to complete, their contracts within the quarter, and will go idle if operators cannot obtain new permits. In the meantime, we are continuing to work diligently with our customers to comply with the new regulations issued by the BOEMRE. As these requirements are met and permit approvals return to a normal pace, we are hopeful that backlog of shallow water drilling work will build to levels achieved earlier in the year.”
Offshore
Domestic Offshore revenues decreased to $34.1 million in the second quarter 2010 from $37.0 million for the comparable period in 2009. This decrease was primarily driven by a reduction in average revenue per rig per day to $35,345 in the second quarter 2010 from $52,365 in the second quarter 2009, as a result of the industry wide downturn that pressured dayrates throughout 2009, partially offset by an increase in utilization to 90.1% in the second quarter 2010 compared to 62.1% in the second quarter 2009. Operating expenses declined approximately $3.5 million, or 9%, to $37.2 million in the second quarter 2010 from $40.7 million in the comparable 2009 period, as the second quarter 2010 included a gain of $3.1 million on the sale of one of the Company’s retired jackups. Domestic Offshore recorded an operating loss of $20.5 million for the second quarter 2010 compared to an operating loss of $20.2 million for the second quarter 2009.
International Offshore revenues decreased to $73.5 million in the second quarter 2010 from $101.8 million in the second quarter 2009 as a result of a decline in our operating days to 533 from 788, in the same periods, respectively. Operating days were adversely affected by the Hercules 170, which has been warm stacked since the third quarter 2009, and the Hercules 205 and 206, which were contracted in Mexico during 2009 but have since mobilized to the U.S. Gulf of Mexico and are now included in our Domestic Offshore segment. Average operating expenses per rig per day decreased to $39,817 in the second quarter 2010 from $42,998 in the comparable quarter in 2009 largely as a result of our cost reduction efforts. Operating income was $24.2 million in the second quarter 2010, compared to $17.2 million in the prior year period. As previously noted, the second quarter 2009 results include a non-cash charge of $26.9 million to reflect the impairment of the Hercules 110.
Inland
Inland revenues for the second quarter 2010 were $5.2 million, an increase from $96,000 in the second quarter 2009, as a result of increased year-over-year demand in this segment. Average revenue per rig per day for the second quarter 2010 was $20,720 and utilization was 91.6%, compared to the year ago period when the company did not have any operating days. Operating expenses decreased by $2.5 million, or 28%, to $6.4 million in the second quarter 2010 from $8.9 million in the second quarter 2009, as a result of our stacking plan, other cost reduction measures, and modest gains on asset sales. This segment recorded an operating loss of $7.7 million in the second quarter 2010 versus an operating loss of $17.4 million in the second quarter 2009.
Liftboats
Domestic Liftboats generated revenues of $17.9 million in the second quarter 2010 compared to $18.9 million in the second quarter 2009. The modest decrease in revenue was the result of a decrease in average revenue per liftboat per day to $7,149 during the second quarter 2010 from $7,727 in the second quarter 2009, partially offset by an improvement in operating days to 2,503 from 2,444 in the same periods, respectively. The decrease in average revenue per liftboat per day stems from both weaker dayrates on our smaller vessel classes and a shift in the mix of vessel class, as we mobilized four larger class vessels to West Africa in the fourth quarter 2009. The increase in utilization is partly due to the Macondo blowout remediation efforts as we had nine liftboats under contract for various clean-up support related activities during the quarter. This segment recorded operating income of $3.0 million in the second quarter 2010, an increase from operating income of $0.2 million in the prior year period.
International Liftboat revenues increased by 31% to $27.2 million in the second quarter 2010 compared to $20.7 million in the second quarter 2009 primarily due to the aforementioned transfer of four larger class vessels to West Africa from the U.S. Gulf of Mexico, which contributed approximately $9.6 million to second quarter 2010 revenue. Operating days increased by 22% to 1,224 in the second quarter 2010 from 1,005 in the second quarter 2009, and average revenue per liftboat per day increased by 8% to $22,212 from $20,644 in the same periods, respectively. Operating expenses increased to $14.9 million in the second quarter 2010 from $9.1 million in the second quarter 2009, largely as a result of the transfer of four vessels to the segment. Operating income for the segment of $6.5 million during the second quarter 2010 declined from $8.4 million during the second quarter 2009, as higher segment revenues were more than offset by increases in operating expense, depreciation and general and administrative costs.
Liquidity and Capitalization
At June 30, 2010, the Company had unrestricted cash and cash equivalents totaling $91.7 million and unused capacity of $165.0 million under its revolving credit facility. As of June 30, 2010, the Company’s balance sheet reflects total debt of $859.7 million.
Non-GAAP
Certain non-GAAP performance measures and corresponding reconciliations to GAAP financial measures for the Company have been provided for meaningful comparisons between current results and prior operating periods. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles. In order to fully assess the financial operating results, management believes that the adjusted loss from continuing operations figures included in this release are appropriate measures of the continuing and normal operations of the Company. However, these measures should be considered in addition to, and not as a substitute for, or superior to, income (loss) from continuing operations, operating income (loss), cash flows from operations, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the table that follows the financial statements. Please see the attached Reconciliation of GAAP to Non-GAAP Financial Measures for a complete description of the adjustments made to Operating Income (Loss), Loss From Continuing Operations and Diluted Loss per Share from Continuing Operations.
Conference Call Information
Hercules Offshore will conduct a conference call at 10:00 a.m. CDT (11:00 a.m. EDT) on Tuesday, August 3, 2010, to discuss its second quarter 2010 financial results. To participate in the call, dial 800-638-4817 (domestic) or 617-614-3943 (international) and reference access code 99721311 approximately 10 minutes prior to the start of the call. The conference call will also be broadcast live via the Internet at http://www.herculesoffshore.com.
A replay of the conference call will be available by telephone on Tuesday, August 3, 2010, beginning at 1:00 p.m. CDT (2:00 p.m. EDT), through Tuesday, August 10, 2010. The phone number for the conference call replay is 888-286-8010 (domestic) or 617-801-6888 (international) with access code 35321723. Additionally, the recorded conference call will be accessible through our Web site at http://www.herculesoffshore.com for 28 days after the conference call.
Additional Information
Headquartered in Houston, Hercules Offshore, Inc. operates a fleet of 30 jackup rigs, 17 barge rigs, 65 liftboats, three submersible rigs, one platform rig and a fleet of marine support vessels. The Company offers a range of services to oil and gas producers to meet their needs during drilling, well service, platform inspection, maintenance, and decommissioning operations in several key shallow water provinces around the world.
For more information, please visit our Web site at http://www.herculesoffshore.com.
The news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are subject to a number of risks, uncertainties and assumptions, including the factors described in Hercules Offshore’s most recent periodic reports and other documents filed with the Securities and Exchange Commission, which are available free of charge at the SEC’s Web site at http://www.sec.gov or the company’s Web site at http://www.herculesoffshore.com. Hercules Offshore cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.
Contact Information:
Son P. Vann, CFA
Director, Investor Relations and Finance
Hercules Offshore, Inc.
713-350-8508

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current Assets:
Cash and Cash Equivalents	$91,724	$140,828
Restricted Cash	7,029	3,658
Accounts Receivable, Net	161,488	133,662
Prepaids	28,313	13,706
Current Deferred Tax Asset	12,195	22,885
Other	21,067	6,675

	321,816	321,414
Property and Equipment, Net	1,841,652	1,923,603
Other Assets, Net	29,756	32,459

	$2,193,224	$2,277,476

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term Debt and Current Portion of Long-term Debt	$4,924	$4,952
Insurance Notes Payable	21,930	5,484
Accounts Payable	50,803	51,868
Accrued Liabilities	52,949	67,773
Interest Payable	14,756	6,624
Taxes Payable	—	5,671
Other Current Liabilities	30,895	34,229

	176,257	176,601

Long-term Debt, Net of Current Portion	854,778	856,755
Other Liabilities	8,302	19,809
Deferred Income Taxes	205,283	245,799

Commitments and Contingencies

Stockholders’ Equity	948,604	978,512

	$2,193,224	$2,277,476

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues	$165,895	$183,691	$316,744	$407,182

Costs and Expenses:
Operating Expenses	108,321	116,097	216,957	265,341
Impairment of Property and Equipment	—	26,882	—	26,882
Depreciation and Amortization	48,350	51,091	98,604	99,937
General and Administrative	14,798	15,450	27,101	31,742

	171,469	209,520	342,662	423,902

Operating Loss	(5,574)	(25,829)	(25,918)	(16,720)

Other Income (Expense):
Interest Expense	(21,259)	(14,561)	(42,998)	(30,350)
Gain on Early Retirement of Debt, Net	—	13,747	—	13,747
Other, Net	3,183	3,346	3,169	2,690

Loss Before Income Taxes	(23,650)	(23,297)	(65,747)	(30,633)
Income Tax Benefit	4,666	11,510	30,807	14,335

Loss from Continuing Operations	(18,984)	(11,787)	(34,940)	(16,298)
Loss from Discontinued Operation, Net of Taxes	—	(242)	—	(675)

Net Loss	$(18,984)	$(12,029)	$(34,940)	$(16,973)

Basic Loss Per Share:
Loss from Continuing Operations	$(0.17)	$(0.13)	$(0.30)	$(0.18)
Loss from Discontinued Operation	—	(0.01)	—	(0.01)

Net Loss	$(0.17)	$(0.14)	$(0.30)	$(0.19)

Diluted Loss Per Share:
Loss from Continuing Operations	$(0.17)	$(0.13)	$(0.30)	$(0.18)
Loss from Discontinued Operation	—	(0.01)	—	(0.01)

Net Loss	$(0.17)	$(0.14)	$(0.30)	$(0.19)

Weighted Average Shares Outstanding:
Basic	114,757	88,733	114,727	88,368
Diluted	114,757	88,733	114,727	88,368

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2010	2009
Cash Flows from Operating Activities:
Net Loss	$(34,940)	$(16,973)
Adjustments to Reconcile Net Loss to Net Cash Provided by (Used in)
Operating Activities:
Depreciation and Amortization	98,604	99,937
Stock-Based Compensation Expense	1,817	4,115
Deferred Income Taxes	(32,311)	(25,063)
Provision (Benefit) for Doubtful Accounts Receivable	(1,771)	543
Amortization of Deferred Financing Fees	1,683	2,096
Amortization of Original Issue Discount	1,998	2,386
Non-Cash Loss on Derivatives	2,835	—
Gain on Insurance Settlement	—	(8,700)
Gain on Disposal of Assets	(6,729)	(332)
Gain on Early Retirement of Debt, Net	—	(13,747)
Impairment of Property and Equipment	—	26,882
Excess Tax Benefits from Stock-Based Arrangements	(377)	(5,031)
Net Change in Operating Assets and Liabilities	(64,307)	21,387

Net Cash Provided by (Used in) Operating Activities	(33,498)	87,500

Cash Flows from Investing Activities:
Additions of Property and Equipment	(11,015)	(62,068)
Deferred Drydocking Expenditures	(7,574)	(9,662)
Insurance Proceeds Received	—	8,717
Proceeds from Sale of Assets, Net	9,969	4,722
Increase in Restricted Cash	(3,371)	—

Net Cash Used in Investing Activities	(11,991)	(58,291)

Cash Flows from Financing Activities:
Short-term Debt Repayments	—	(2,455)
Long-term Debt Repayments	(4,003)	(2,250)
Redemption of 3.375% Convertible Senior Notes	—	(6,099)
Excess Tax Benefits from Stock-Based Arrangements	377	5,031
Other	11	(11)

Net Cash Used in Financing Activities	(3,615)	(5,784)

Net Increase (Decrease) in Cash and Cash Equivalents	(49,104)	23,425

Cash and Cash Equivalents at Beginning of Period	140,828	106,455

Cash and Cash Equivalents at End of Period	$91,724	$129,880

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL AND OPERATING DATA
(Dollars in thousands, except per day amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Domestic Offshore:
Number of rigs (as of end of period)	25	23	25	23
Revenues	$34,143	$36,970	$63,105	$96,151
Operating expenses	37,229	40,746	76,381	95,159
Depreciation and amortization expense	17,170	15,092	33,709	30,132
General and administrative expenses	264	1,312	3,661	2,980

Operating loss	$(20,520)	$(20,180)	$(50,646)	$(32,120)

International Offshore:
Number of rigs (as of end of period)	9	12	9	12
Revenues	$73,493	$101,757	$146,935	$205,209
Operating expenses	32,610	39,128	67,329	83,269
Impairment of property and equipment	—	26,882	—	26,882
Depreciation and amortization expense	14,473	16,749	29,404	31,933
General and administrative expenses	2,173	1,823	3,479	3,065

Operating income	$24,237	$17,175	$46,723	$60,060

Inland:
Number of barges (as of end of period)	17	17	17	17
Revenues	$5,180	$96	$9,931	$13,009
Operating expenses	6,363	8,857	12,080	29,121
Depreciation and amortization expense	6,239	8,283	13,745	16,276
General and administrative expenses	306	328	(2,859)	1,228

Operating loss	$(7,728)	$(17,372)	$(13,035)	$(33,616)

Domestic Liftboats:
Number of liftboats (as of end of period)	41	45	41	45
Revenues	$17,895	$18,884	$29,338	$41,494
Operating expenses	10,853	12,418	20,167	26,552
Depreciation and amortization expense	3,668	5,747	7,868	10,796
General and administrative expenses	381	507	876	915

Operating income	$2,993	$212	$427	$3,231

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL AND OPERATING DATA — (Continued)
(Dollars in thousands, except per day amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
International Liftboats:
Number of liftboats (as of end of period)	24	20	24	20
Revenues	$27,187	$20,747	$53,149	$39,389
Operating expenses	14,897	9,113	29,359	17,220
Depreciation and amortization expense	4,368	2,278	9,059	4,662
General and administrative expenses	1,429	978	2,935	2,269

Operating income	$6,493	$8,378	$11,796	$15,238

Delta Towing:
Revenues	$7,997	$5,237	$14,286	$11,930
Operating expenses	6,369	5,835	11,641	14,020
Depreciation and amortization expense	1,614	2,142	3,204	4,426
General and administrative expenses	296	325	664	806

Operating loss	$(282)	$(3,065)	$(1,223)	$(7,322)

Total Company:
Revenues	$165,895	$183,691	$316,744	$407,182
Operating expenses	108,321	116,097	216,957	265,341
Impairment of property and equipment	—	26,882	—	26,882
Depreciation and amortization	48,350	51,091	98,604	99,937
General and administrative	14,798	15,450	27,101	31,742

Operating loss	(5,574)	(25,829)	(25,918)	(16,720)
Interest expense	(21,259)	(14,561)	(42,998)	(30,350)
Gain on early retirement of debt, net	—	13,747	—	13,747
Other, net	3,183	3,346	3,169	2,690

Loss before income taxes	(23,650)	(23,297)	(65,747)	(30,633)
Income tax benefit	4,666	11,510	30,807	14,335

Loss from continuing operations	(18,984)	(11,787)	(34,940)	(16,298)
Loss from discontinued operation, net of taxes	—	(242)	—	(675)

Net loss	$(18,984)	$(12,029)	$(34,940)	$(16,973)

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL AND OPERATING DATA — (Continued)
(Dollars in thousands, except per day amounts)
(Unaudited)

	Three Months Ended June 30, 2010
				Average Revenue per	Average Operating
	Operating Days	Available Days	Utilization (1)	Day (2)	Expense per Day (3)
Domestic Offshore	966	1,072	90.1%	$35,345	$34,729
International Offshore	533	819	65.1%	137,886	39,817
Inland	250	273	91.6%	20,720	23,308
Domestic Liftboats	2,503	3,458	72.4%	7,149	3,139
International Liftboats	1,224	2,154	56.8%	22,212	6,916

	Three Months Ended June 30, 2009
				Average Revenue per	Average Operating
	Operating Days	Available Days	Utilization (1)	Day (2)	Expense per Day (3)
Domestic Offshore	706	1,136	62.1%	$52,365	$35,868
International Offshore	788	910	86.6%	129,133	42,998
Inland	—	303	0.0%	n/a	29,231
Domestic Liftboats	2,444	3,842	63.6%	7,727	3,232
International Liftboats	1,005	1,729	58.1%	20,644	5,271

	Six Months Ended June 30, 2010
				Average Revenue per	Average Operating
	Operating Days	Available Days	Utilization (1)	Day (2)	Expense per Day (3)
Domestic Offshore	1,789	2,062	86.8%	$35,274	$37,042
International Offshore	1,060	1,688	62.8%	138,618	39,887
Inland	490	543	90.2%	20,267	22,247
Domestic Liftboats	4,230	6,878	61.5%	6,936	2,932
International Liftboats	2,398	4,314	55.6%	22,164	6,806

	Six Months Ended June 30, 2009
				Average Revenue per	Average Operating
	Operating Days	Available Days	Utilization (1)	Day (2)	Expense per Day (3)
Domestic Offshore	1,570	2,520	62.3%	$61,243	$37,762
International Offshore	1,583	1,757	90.1%	129,633	47,393
Inland	298	1,026	29.0%	43,654	28,383
Domestic Liftboats	4,883	7,712	63.3%	8,498	3,443
International Liftboats	1,923	3,439	55.9%	20,483	5,007

(1)	Utilization is defined as the total number of days our rigs or liftboats, as applicable, were under contract, known as operating days, in the period as a percentage of the total number of available days in the period. Days during which our rigs and liftboats were undergoing major refurbishments, upgrades or construction, and days during which our rigs and liftboats are cold-stacked, are not counted as available days. Days during which our liftboats are in the shipyard undergoing drydocking or inspection are considered available days for the purposes of calculating utilization.

(2)	Average revenue per rig or liftboat per day is defined as revenue earned by our rigs or liftboats, as applicable, in the period divided by the total number of operating days for our rigs or liftboats, as applicable, in the period. Included in International Offshore revenue is a total of $3.7 million and $7.3 million related to amortization of deferred mobilization revenue for the three and six months ended June 30, 2010, respectively and $4.2 million and $8.0 million for the three and six months ended June 30, 2009, respectively. Included in International Liftboats revenue is a total of $0.5 million and $0.6 million related to amortization of deferred mobilization revenue for the three and six months ended June 30, 2010, respectively and $0.1 million for the six months ended June 30, 2009. There was no such revenue in the three months ended June 30, 2009.

(3)	Average operating expense per rig or liftboat per day is defined as operating expenses, excluding depreciation and amortization, incurred by our rigs or liftboats, as applicable, in the period divided by the total number of available days in the period. We use available days to calculate average operating expense per rig or liftboat per day rather than operating days, which are used to calculate average revenue per rig or liftboat per day, because we incur operating expenses on our rigs and liftboats even when they are not under contract and earning a dayrate. In addition, the operating expenses we incur on our rigs and liftboats per day when they are not under contract are typically lower than the per day expenses we incur when they are under contract. Included in International Offshore operating expense is a total of $0.2 million and $0.4 million related to amortization of deferred mobilization expenses for the three and six months ended June 30, 2010, respectively and $0.7 million and $1.4 million for the three and six months ended June 30, 2009, respectively. Included in International Liftboats operating expense is a total of $0.5 million and $1.2 million related to amortization of deferred mobilization expenses for the three and six months ended June 30, 2010, respectively. There was no such operating expense for the three and six months ended June 30, 2009.

Hercules Offshore, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In thousands, except per share data)
We report our financial results in accordance with generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP performance measures and ratios may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Non-GAAP financial measures we may present from time to time are operating income, income from continuing operations or diluted earnings per share excluding certain charges or amounts. These adjusted income amounts are not a measure of financial performance under GAAP. Accordingly, they should not be considered as a substitute for operating income, income from continuing operations, net income, earnings per share or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and six months ended June 30, 2009. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure in the following table:

	Three Months		Six Months
	Ended		Ended
	June 30, 2009		June 30, 2009
Operating Income (Loss):
GAAP Operating Loss	$(25,829)		$(16,720)
Adjustment	26,882	(a)	26,882	(a)

Non-GAAP Operating Income	$1,053		$10,162

Other Income (Expense):
GAAP Other Income (Expense)	$2,532		$(13,913)
Adjustment	(13,747	) (a)	(13,747	) (a)

Non-GAAP Other Expense	$(11,215)		$(27,660)

Benefit (Provision) for Income Taxes:
GAAP Benefit for Income Taxes	$11,510		$14,335
Tax Impact of Adjustment	(8,966	) (a)	(8,966	) (a)

Non-GAAP Benefit for Income Taxes	$2,544		$5,369

Income (Loss) from Continuing Operations:
GAAP Loss from Continuing Operations	$(11,787)		$(16,298)
Total Adjustment, Net of Tax	4,169	(a)	4,169	(a)

Non-GAAP Loss from Continuing Operations	$(7,618)		$(12,129)

Diluted Earnings (Loss) per Share from Continuing Operations:
GAAP Diluted Loss per Share from Continuing Operations	$(0.13)		$(0.18)
Adjustment per Share	0.04	(a)	0.04	(a)

Non-GAAP Diluted Loss per Share from Continuing Operations	$(0.09)		$(0.14)

(a)	These amounts represent (i) a non-cash charge of $26.9 million to reflect the impairment of Hercules 110; (ii) a $10.7 million gain on the repurchase of $20.0 million aggregate principal amount of our 3.375% Convertible Senior Notes offset by the write-off of unamortized issuance cost of $0.4 million; and (iii) a $4.4 million gain on the retirement of $45.8 million aggregate principal amount of our 3.375% Convertible Senior Notes in exchange for 7,755,440 of our common shares offset by the write-off of unamortized issuance cost of $1.0 million. On an after-tax basis, these adjustments approximated $4.2 million, or four cents per diluted share for the three and six months ended June 30, 2009.